1 First Quarter 2020 Update

Safe Harbor Some of the information contained in this presentation includes forward looking statements. Such statements are subject to a number of risks and uncertainties which could cause actual results in the future to differ materially and adversely from those described in the forward looking statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (SEC) for a description of the various risks and uncertainties which could cause such a difference before deciding whether to invest. This presentation also contains non GAAP financial measures and comparable net operating income (NOI). Reconciliation of this non GAAP financial measure to the most directly comparable GAAP measure can be found within the Company’s quarterly supplemental information package and in filings made with the SEC, which are available on the investor relations section of its website at www.washingtonprime.com. 2

Frequently Asked Questions Following 1Q 20 Earnings Announcement You reported that 23 of your enclosed properties were opening by the middle of May. When do you expect the remaining properties to reopen? We will continue to reopen our enclosed properties based on the applicable state’s guidelines. In fact, since our May 7 earnings announcement, we now have an additional three enclosed properties scheduled to reopen in May. After these 26 enclosed properties reopen (in addition to our 56 open air format properties that have remained open throughout the COVID-19 pandemic), 83% of our properties are scheduled to be reopened by the middle of May. On page 8 of your 1Q 20 supplemental, the total indebtedness to total assets improved from 56.9% at 12/31/19 to 51.8% at 3/31/20. What drove that improvement? During the first quarter of 2020, we completed an in depth review of the covenant calculations as detailed in our bond indenture agreement. While it was our intent to accurately disclose the bond covenants in previous supplemental reporting, in completing this review, we discovered that certain qualifying assets were being excluded from the calculation of total assets. We included those assets for the first time in our first quarter 2020 calculations, resulting in improved ratios involving total assets and total unencumbered assets. Which covenants are more restrictive between the bonds and those supporting your outstanding unsecured bank debt? The financial covenants relating to the unsecured bank debt are currently more restrictive. Did the non-cash reserve to straight-line bad debt of $2.6M impact your first quarter 2020 comparable NOI growth for your Tier One and Open Air properties? While bad debt reserves did impact our comparable NOI growth for our Tier One and Open Air assets unfavorably in the first quarter of 2020 by approximately $0.5M, the $2.6M straight-line non-cash charge we recorded in relation to COVID-19 did not impact comparable NOI. You noted you have addressed ~11% of your leases so far with modifications and deferrals to address the impact of COVID-19. Do you think more leases will require modifications? We anticipate there will be a significant number of additional leases that will be modified in a similar fashion in response to the COVID-19 impact. 3

Significant Leasing Progress and Stable Operating Metrics Prior to COVID-19 Pandemic

Significant Leasing Progress

- Leasing volume during the first quarter of 2020 exhibited a 12% YOY increase totaling 1.4 million square feet (SF);
- This follows annual leasing volume of 4.4 million SF, 4.2 million SF, and 4.0 million SF in 2019, 2018 and 2017, respectively, totaling 14 million SF since 2017;
- Of the aforementioned 1.4 million SF in the first quarter of 2020, 48% of new leasing was attributable to lifestyle tenancy which includes food, beverage, entertainment, home furnishings, fitness, and professional services; and
- The Company continues to incent its leasing and property management professionals in order to further diversify tenancy as illustrated by 40 signed leases qualifying under various incentive programs during the first quarter.

Stable Operating Metrics

- Tier One sales PSF increased 5.5% YOY to $423 for the twelve months ending February 29, compared to the prior year;
- Tier One occupancy cost improved 50 basis points to a sector leading 11.2% in the first quarter of 2020 from the prior year;
- As of March 31, 2020, combined Tier One and Open Air occupancy decreased 90 basis points YOY to 92.9%;
- Releasing spreads for Tier One properties increased 4.2% in the first quarter of 2020, reflecting the strongest quarterly spread results for Tier One properties with increases of 14.8% and 0.8% for new deals and renewals, respectively; and
- First quarter 2020 comparable NOI increased 7.6% for Open Air and decreased 7.2% for Tier One, resulting in a combined decrease of 3.0%, but a sequential quarterly improvement of 160 basis points from the fourth quarter of 2019.

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Progress, Actions and Initiatives During the COVID-19 Pandemic Progress, Actions and Initiatives During the COVID-19 Pandemic o While 57% of the Company’s assets have remained fully or partially open during COVID-19, a robust effort has been underway to ensure an optimal transition for the full reopening of all assets. Such efforts include tenant discussion forums as well as a comprehensive Reopening Processes and Best Practices Manual which addresses every aspect of the business including leasing, property management, operations, marketing, technology, social media, etc.; o Of the Company’s 99 properties, 43 enclosed assets were temporarily closed due to COVID-19, of which 23 properties are scheduled to be reopened by the middle of May 2020; o The remaining 56 prosperities are categorized as Open Air or have an open air lifestyle format and have remained open to provide essential goods and services to the extent permitted by law; o The Company recently drew ~$120M from its credit facility in order to further buttress our cash position; o Of the 18 adaptive reuse projects addressed, the Company has held discussions with the respective tenancy and every single one is committed to open, albeit six have been delayed to 4Q 20 or into 2021; o Illustrating continued tenant demand, during the months of March and April of 2020, 85 leases were signed totaling 624,852 SF; o Through May 7, 2020, the Company has collected ~30% of contractual base rent and charges for April 2020. This is comprised of a ~25% collection rate for Enclosed properties and ~50% for Open Air properties. Based upon ongoing conversations with tenants that have yet to pay April rent, the Company expects the collection percentage to improve for the month of April 2020; o As of May 4, 2020, the Company has addressed ~11% of the total amount of contractual rent for 2Q 20 through lease modifications. Based upon these modifications, the Company expects to collect ~45% of contractual base rent and charges for 2Q 20, specifically related to these deals, while deferring ~45% and abating the remaining ~10%; o The Company recently launched Fulventory, a proprietary initiative which allows tenants to utilize space within Washington Prime Group assets for last mile fulfilment and BOPIS (buy online and pickup in store), as well as inventory clearance; and o Such industry leading initiatives as WPG Cares and Open for Small Business have been exemplary regarding the Company serving as a community and tenant resource. WPG Cares has participated in over 175 community service projects; Open for Small Business has hosted over 15 webinars attended by hundreds of participants; and Well Picked 5 Goods has benefitted the Company’s tenancy during asset closures via digital merchandise curation and an in store gift card promotion when reopening occurs.

During the COVID-19 pandemic, WPG has been busy to assist those in need as well as benefit our tenants and sponsors when they reopen

WASHINGTON PRIME GROUP

serving as a resource for our communities, tenants, guests, and sponsors

WPG CARES

Initiative	WPG Cares
Purpose	Local philanthropy
Beneficiary	Every individual and community impacted as a result of COVID-19 pandemic
Learn More	Link

Well Picked Goods

PRESENTED BY WASHINGTON PRIME GROUP

Initiative	Well Picked Goods
Purpose	Curated online merchandise in conjunction with in store incentive
Beneficiary	Tenants and guests
Learn More	Link

OPEN FOR BUSINESS INITIATIVE

Initiative	Open for Small Business
Purpose	Streamline lease modification process and host business webcasts
Beneficiary	Small businesses
Learn More	Link

FULVENTORY

Initiative	Fulventory
Purpose	Provide inventory fulfillment space for WPG tenancy
Beneficiary	Local, regional and national tenancy
Learn More	Link

Class of 2020 #ScholarSpree

PRESENTED BY WASHINGTON PRIME GROUP

Initiative	#scholarspree
Purpose	Host virtual graduation and related activities
Beneficiary	High school and college/university seniors
Learn More	Link

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Lou Conforti, CEO and Director, Commentary: What we’re doing from an operational, financial and philanthropic perspective... Operational Activities o Prior to COVID-19 fully rearing its ugly head in March, we continued to materially improve upon our Tier One and Open Air operating metrics such as comparable NOI growth, sales PSF, occupancy cost and leasing volume. Our metrics point to the foundational underpinning upon which will inure to our benefit as marketplace stabilization occurs; o Just to remind everybody for the umpteenth time, our open air ‘plus’ assets (when including nine Tier One properties with an open air lifestyle format) comprise ~40% of total NOI. Take a look at these in our most recent investor presentation and calculate for yourselves the standalone valuation of this one segment of our NOI. Furthermore, ~75% of what we report as enclosed in our supplemental operating metrics has an open air component. This is the hybrid format objective we have been fulfilling over the previous four years and our continually improving operating metrics evidences its success; o While the Company maintains its commitment to complete announced redevelopment projects, we have deferred a portion of the capital spend into 2021 due to tenants’ decisions to open locations later than originally planned. We anticipate our share of redevelopment costs to be ~$80M for the remainder of 2020, which includes additions such as FieldhouseUSA, HomeGoods, Ross Dress for Less, SCHEELS All Sports and T.J. Maxx among others. Further, we have resolved 18, or 64%, of the 28 department stores of which we have control. To repeat myself, every one of these tenants remain committed to opening; o We have recognized the importance of having a robust fulfillment component for merchandise as well as food and beverage and have for the previous quarter or so been working to provide this amenity to our guests. As such, we are pleased to announce a collaboration with City Storage Systems, LLC to provide a turnkey solution of in house dining, pickup and delivery. We have three initial locations under letter of intent and have a dozen or so more assets which will benefit from their innovative approach with respect to eat in and delivery dining options; and o As it relates to fulfillment of merchandise, we have just announced Fulventory, our proprietary initiative which allows tenants to utilize space within our assets for local and regional last mile fulfilment as well as for inventory clearance. As BOPIS and BORIS (buy online and return in store) continue to gain traction with our guests, Fulventory captures the nexus between physical space and eCommerce and advances the symbiotic relationship which exists between the two. 7

Lou Conforti, CEO and Director, Commentary: What we’re doing from an operational, financial and philanthropic perspective... Financial and Liquidity Measures o As stated previously, even when taking into account the reality of dramatically reduced rental collection during the second and third quarters of 2020, WPG anticipates having the ability to self fund its current financial obligations during 2020 and assumptions are more fully discussed in our Form 10-Q . We’ve stress tested cash flow projections for a variety of tenant ‘ramp up’ and deferred payment scenarios. Note, these include delivery of projects currently under construction to the extent a tenant still anticipates opening during the latter half of the year; o Notwithstanding this self-funding capability, we deemed it prudent to recently draw ~$120M from our revolving credit facility in order to further buttress our cash position. As the preservation of cash is of utmost importance, we previously announced several proactive steps taken to preserve liquidity including the Board’s decision to temporarily suspend the quarterly cash dividend for common shares and operating partnership units throughout the remainder of the year with a potential true up dividend payment during the fourth quarter of 2020 in order to address the Company’s REIT taxable income distribution requirements; o When factoring in our April drawdown of the credit facility, as of May 1, 2020, we had ~$150M of cash on hand including our share of joint venture cash. Our base cash flow scenario assumes significant disruption in terms of revenue collections during the second quarter of this year with our assets either closed or operating at low levels through May with a ramp up starting in June. This results in a 35% to 40% collection rate of budgeted revenue for the full quarter supported by a ~30% actual collection rate across our portfolio in April. Partially offsetting these shortfalls are lower cash property and corporate expenses of just under 60% of budget for the quarter; o In terms of the second half of the year, we have addressed key variables including rent collection rates and cash operating expenses along with assumptions for property capex, redevelopment and non-core asset sales. We have also factored in contractual debt service for the remainder of the year. Our base case has us finishing 2020 with approximately $150M to $175M of cash on hand, thus giving the company ample cushion to address any downside scenarios; and o The national emergency we all face has prompted WPG to take necessary measures regarding corporate overhead and other cost saving measures. This has translated into a combination of furloughs and layoffs impacting ~20% of our workforce, field and corporate. This belt tightening also includes a temporary freeze on hiring, terminating third party vendor contracts when applicable, and suspending WPG’s paid internship program for 2020. In addition, executive and senior management temporarily reduced their base 8 salary compensation in a range of 5% to 25%.

Lou Conforti, CEO and Director, Commentary: What we’re doing from an operational, financial and philanthropic perspective... WPG Cares: Proactively serving as a Community Resource o I recently sent a letter offering up our assets and services to over 600 local, state, federal as well as nonprofit agencies combating COVID-19. To date, Washington Prime Group has performed ~175 community service projects including serving as distribution centers for medical supplies, the hosting of COVID-19 testing stations, providing space for food depository as well as other important immediate response actions. I’m pleased to report participation of assets with onsite management is nearly one hundred percent. Open for Small Business Initiative o Small business not only is a major driver of the economy and a meaningful percentage of our Company’s revenue, these local entrepreneurs provide flavor, literally and figuratively. It’s important we work with them regarding such measures as standardization of lease modification agreements; education via webinar on how to access SBA as well as other agency and nonprofit programs; as well as providing continuing education to improve upon their business once they reopen; and o With these objectives in mind, we created Open for Small Business in conjunction with the University of Chicago’s Institute for Justice Clinic on Entrepreneurship and University of Chicago faculty including Nobel Laureate Richard Thaler, Freakonomics author Steven Levitt and Institute Director Elizabeth Kregor. This resource is being made available to all small businesses whether or not they are a WPG tenant simply because it’s the right thing to do. Corporate Financial Assistance o We are exploring every possible manner by which we as well as our tenants, sponsors and guests are able to benefit from current and prospective economic stimulus packages, e.g. CARES Act. We’ve addressed relevant issues with government officials, lobbyists, et. al. and have written numerous letters explaining (and quantifying) the local and regional economic contribution of our assets. In many instances, property and sales tax revenue generated from a WPG asset is essential to the municipality where it’s located. There’s also the second order GDP impact relating to revenue repatriation from our tenant’s employees as these folks generally eat, shop, play and reside where they work. 9

Lou Conforti, CEO and Director, Commentary: What we’re doing from an operational, financial and philanthropic perspective... Tenant, Sponsor and Guest Communication o We are in constant contact with our tenants, sponsors and guests regarding everything from closure updates to reopening procedures when the time comes; o In this regard we are hosting tenant forums whereby ideas are exchanged as we appreciate reopening is going to be an incremental process as it is imperative we safeguard the health of all those who contribute to the dynamic nature of our assets; and o This transition must also assuage the psychological concerns which will surely exist as a result of the national emergency resulting from COVID-19. We have made our comprehensive Reopening Processes and Best Practices Guide available to all of our tenants. The objective is to prepare for the reopening of our assets whereby every aspect is addressed including leasing, property management, operations, marketing, technology, social media, etc. Well Picked Goods o In order to make certain our tenancy remains front and center with respect to the consumer, we have also introduced Well Picked Goods, a weekly digital curation of local and national merchandise selected by the local management of a featured town center which includes an in store gift card promotion when tenants reopen. Stay healthy and strong, and we’ll continue to grind it out and serve as sector leaders as we proactively transform our assets as well as deal with COVID-19. By the way, have I mentioned our open air ‘plus’ assets comprise ~40% of total NOI and the vast majority are considered high quality? LGC 10

Department Store Adaptive Reuse Update

WPG Department Store Repositioning Snapshot

30 Department Stores

Up to $300M Over the Next Three to Four Years[1]



Evaluating	Active	Announced	Under Construction	Completed
3	9	6	8	4

18 Projects Addressed (Tier One and Open Air)

Mall at Johnson City
Johnson City, TN


it's really happening!

Southern Park Mall
Boardman (Youngstown), OH


DEBARTOLO COMMONS

Lincolnwood Town Center
Lincolnwood, IL


roomplace

Polaris Fashion Place
Columbus, OH


fieldhouse
USA

[1]*In addition to ~$50M spent through December 31, 2019.*

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Department Store Adaptive Reuse Update o The Company resolved 18, or 64%, of the 28department stores of which the Company has control; o As exhibited within the most recent 1Q 20 supplemental, the Company continues to provide real time updates relating to the 30 department stores within its Tier One and Open Air assets identified for repositioning (excluding space owned by third parties such as Seritage Growth Properties). These include the following projects, all of which are situated within Tier One assets: V The Mall at Johnson City, Johnson City, Tennessee: HomeGoods will anchor the replacement of the former Sears; V Polaris Fashion Place®, Columbus, Ohio: FieldhouseUSA will anchor the mixed use redevelopment of former Sears and is under construction; V Town Center at Aurora®, Aurora, Colorado: FieldhouseUSA will anchor the planned mixed use redevelopment of the former Sears; V Markland Mall, Kokomo, Indiana: Dunham’s has executed a lease to replace the former Carson Pirie Scott (Bon-Ton Stores); V Southern Park Mall, Boardman (Youngstown), Ohio: The demolition of the former Sears is underway and is to be replaced by DeBartolo Commons which includes an athletic green space, an ice skating rink and entertainment venue; V Southern Park Mall, Boardman (Youngstown), Ohio: The redevelopment project will also feature a new entertainment hub anchored by Steel Valley Brew Works as well as an indoor golf facility and several new food and beverage options. The renovation also includes a permanent DeBartolo-York Family installation situated within the common area; V Port Charlotte Town Center, Port Charlotte, Florida: A national entertainment concept has executed a letter of intent to replace Sears; V Longview Mall, Longview, Texas: Two national retailers will replace the former Sears with Conn’s Home Goods under construction and a letter of intent has been executed for the remaining space; V Mesa Mall, Grand Junction, Colorado: Three department store replacements include a national sporting goods retailer replacing the former Herberger’s department store (Bon-Ton Stores), Dillard’s will replace the former Sears and HomeGoods will replace the former Sports Authority all of which have executed letters of intent; V Southern Hills Mall, Sioux City, Iowa: The Company has executed a letter of intent with a national off price retailer and has received a letter of intent from a national home furnishings retailer to replace the former Sears location; V Southgate Mall, Missoula, Montana: Dillard’s opened a second location during June 2019 replacing the former Herberger’s (Bon-Ton Stores). The Company also recently announced SCHEELS All Sports will replace the current JCPenney which is expected to close during the second quarter of 2020 of which the Company proactively gained control of JCPenney to allow for the adaptive reuse; V Grand Central Mall, Parkersburg, West Virginia: The Company announced HomeGoods, PetSmart, Ross Dress for Less and T.J. Maxx will collectively replace the former Sears location; V Morgantown Mall, Morgantown, West Virginia: Dunham’s Sports held their soft opening during the first quarter of 2020, replacing space previously occupied by Elder Beerman (Bon-Ton Stores). Ollie’s Bargain Outlet is under construction and an entertainment concept have provided a lease and a letter of intent to replace the former Belk store, and the former Sears will be replaced with outdoor greenspace for athletic and entertainment use; V Lincolnwood Town Center, Lincolnwood, Illinois: The RoomPlace opened August 2019 replacing Carson Pirie Scott (Bon-Ton Stores); and 12 V The Mall at Fairfield Commons, Dayton, Ohio: Round1 Entertainment opened November 2019 replacing the lower level of the former Sears, and the upper level is currently under construction and will be occupied by Morris Furniture, which is expected to open during the second quarter of this year.

Open Air Snapshot

In addition to those assets which comprise the Open Air segment, it should be noted, several other high quality assets exhibit Open Air e.g. shopping center characteristics. If the following are included within the Open Air designation (hereinafter Open Air Plus), the percentage of total NOI increases by 13.0% to 40.0%.

Segment	YE 2014 Occupancy % as of DEC 31	YE 2015 Occupancy % as of DEC 31	YE 2016 Occupancy % as of DEC 31	YE 2017 Occupancy % as of DEC 31	YE 2018 Occupancy % as of DEC 31	YE 2019 Occupancy % as of DEC 31
Open Air Plus*	94.9%	95.4%	95.3%	95.4%	95.5%	95.0%

Segment	FY 2014 Comparable NOI ($000)	FY 2015 Comparable NOI ($000)	FY 2016 Comparable NOI ($000)	FY 2017 Comparable NOI ($000)	FY 2018 Comparable NOI ($000)	FY 2019 Comparable NOI ($000)	5YR NOI Growth
Open Air Plus*	$163,964	$171,751	$178,737	$188,111	$191,137	$191,817	17.0%

Releasing Spread	TTM 2015	TTM 2016	TTM 2017	TTM 2018	TTM 2019
Open Air Plus*	13.2%	5.4%	5.1%	-0.6%	3.6%

Takeaway: 40% of WPG's total NOI exhibited annual Comparable NOI growth of 3.4% over the previous five years



Total NOI (%)
4Q 2019
13%
7%
27%
53%
Open Air
Tier One
Tier Two
Open Air Plus Properties

*Open Air Plus includes current Open Air portfolio as well as Arbor Hills, The Arboretum, Bowie Town Center, Clay Terrace, Malibu Lumber Yard, Oklahoma City Collection, Scottsdale Quarter, Town Center Plaza and Crossing and Waterford Lakes Town Center

Assets not included within current Open Air portfolio:

Waterford Lakes Town Center
Orlando, FL



The Arboretum
Austin, TX



Arbor Hills
Ann Arbor, MI



Malibu Lumber Yard
Malibu, CA



Scottsdale Quarter
Scottsdale, AZ



Oklahoma City Properties
Oklahoma City, OK



Clay Terrace
Carmel, IN



Town Center Plaza and Crossing
Leawood, KS



Bowie Town Center
Bowie, MD



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